Exhibit 99.1

LIBERMAN BROADCASTING

Moderator: Lenard Liberman

November 14, 2005

4:00 p.m. CT

Operator:	Good day and welcome to today’s LBI Media Incorporated third quarter 2005 results conference call. Today’s call is being recorded.

At this time for opening remarks, I would like to turn the call over to the Executive Vice President, Mr. Lenard Liberman. Please go ahead, sir.

Lenard Liberman:	Thank you, Operator. Good afternoon, everyone, and welcome to our third quarter 2005 earnings teleconference.

During today’s call, I will provide an overview of operating results for the quarter ended September 30, 2005, as well as discuss recent developments at LBI Media. I will also address more detailed financial results and then take questions.

Before I begin, I have to advise you that this teleconference may contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Statements made during this teleconference call that address results or developments that will occur or may occur at LBI in the future are forward-looking statements. These statements regarding future plans, events, financial results and prospects of performance at LBI Media are predictions that involve risks and uncertainties and actual results may vary materially. I refer you to LBI Media’s Press Release dated November 14, 2005, for important factors you should consider in evaluating this information.

The forward-looking statements made during this call speak only as of the date hereof and the Company undertakes no obligation to update such statements to reflect future events or circumstances. This teleconference – this conference call also contains a non-GAAP financial term within the meaning of Regulation G, as adopted by the SEC. This term is Adjusted EBITDA, which we define as net income plus income tax expense, loss/gain on the sale of property and equipment, net interest expense, depreciation and non-cash employee compensation. However, for the purposes of this teleconference, I’ll refer to what we entitle Adjusted EBITDA as simply EBITDA.

In conformity with Regulation G, we’ve provided a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure, net cash flows provided by operating activities, prepared in accordance with U.S. generally accepted accounting principles in our press release issued earlier today. This reconciliation is also provided in our 10-Q, which was filed with the SEC earlier today.

For the quarter ended September 30, 2005, net revenues increased seven percent to $25.8 million from $24.2 million for the same quarter last year. For the nine months ended September 30, 2005, net revenues increased seven percent to $72.8 million from $68.4 million for the same period last year.

Our radio division net revenues increased 13 percent to $13.6 million from $12.1 million for the same quarter last year. Radio division net revenues increased 14 percent to $37.5 million from $32.8 million for the nine months ended September 30, 2005. Our flagship Los Angeles radio station, “Que Buena”, posted a nine percent ratings gain among Hispanic adults, 18-49, Monday through Sunday, 6:00 a.m. to midnight, based upon the Summer Arbitron Ratings Book versus the corresponding period in 2004. Que Buena’s midday show, featuring the Don Cheto personality, is ranked number one in all of Southern California from 10:00 a.m. to 3:00 p.m. Overall, with persons 18-34, Que Buena is the number one ranked station amongst Hispanic radio stations in the Los Angeles Market. Our largest Houston radio property, KTJM/KJOJ-FM “La Raza”, has shown steady growth throughout this year, posting a 49 percent ratings gain among Hispanic adults, 18-34, Monday through Sunday, 6 a.m. to 12 a.m., when comparing the Spring to Summer ‘05 Arbitron Ratings Books. This increase now puts La Raza in the number two rank position in Houston. Our Houston Latin Pop station, XO, grew 85 percent from Summer ‘04 to Summer ‘05 ratings books. We believe that the combination of our ratings growth and our focus on sales will result in increased revenue for fourth quarter 2005 and into 2006.

In the third quarter of 2005, our television segment generated net revenue of $12.2 million versus $12.1 million for the same period last year, representing an increase of one percent. We are currently experiencing some of the best television ratings we have received to date. Two new shows launched earlier this year, Estudio Dos and Secretos Houston are outperforming the shows they replaced. In fact, Estudio Dos is now ranked number two with persons 18-49 in Los Angeles, and number two in the overnight Nielsen meters in Houston. Brand new to our programming lineup is “El Show de Don Cheto,” which launched in all of our markets on November 3rd. This program is a one-hour variety show hosted by Que Buena, Los Angeles’ radio personality, Don Cheto. Don Cheto’s radio program is currently rated number one in Los Angeles amongst all stations, general market and Hispanic. El Show de Don Cheto is already ranked number two in Los Angeles in both 18-34 and 18-49. We anticipate that based on our current performance in the November Nielsen sweeps, that revenue at our television stations should improve going into 2006.

Overall growth in television ratings has been strong with a 31 percent increase in the 5:00 p.m. – 9:00 p.m. time period from February to July of this year with persons 18-34, putting KRCA in the number two rank position in this key day part.

I will now review our financial results for the third quarter of 2005. We posted our third quarter and nine month results in a press release that was issued today.

For the quarter ended September 30, 2005, net revenues increased seven percent to $25.8 million from $24.2 million for the same quarter last year. This increase was attributable to revenue growth from our radio stations in Texas and California, along with incremental revenue from our Texas television stations. These increases were offset by a decline in revenue from our television stations in California, primarily resulting from lower local advertising revenues. Operating expenses (excluding depreciation, impairment of broadcast license and non-cash employee compensation) increased six percent to $13 million in the third quarter ended 2005 versus $12.3 million in the third quarter of 2004. This growth in operating expenses can be primarily attributed to the incremental costs associated with producing additional in-house television programming, increased promotional expenses, increased music license fees and additional sales salaries and commissions associated with the growth in our revenue base.

As a result, third quarter 2005 Adjusted EBITDA increased eight percent to $12.9 million from $11.9 million for the same quarter last year. The Company recognized net income of $0.5 million for the quarter, compared to $3.4 million for the same period of 2004, representing an 86 percent decrease, which was largely due to a $5.2 million non-cash impairment charge to one of our broadcast licenses. Radio division net revenues increased 13 percent to $13.6 million from $12.1 million for the same quarter last year. This increase in revenue can be attributed to strong revenue growth across all of our markets. Operating expenses (excluding depreciation and non-cash employee compensation) decreased two percent to $5.6 million from $5.7 million for the same quarter last year. This decrease in operating expenses can be primarily attributed to a decrease in promotional expenses. Operating income increased 89 percent to $7.9 million from $4.2 million for the same quarter of 2004 largely due to revenue growth and a decrease in non-cash employee compensation. Adjusted EBITDA increased 26 percent to $8.1 million from $6.4 million for the third quarter of 2004.

Television division net revenues increased one percent to $12.2 million for the quarter ended September 30, 2005, from $12.1 million for the same quarter last year. This increase was due to revenue from our Texas stations during the third quarter of 2005, as compared to 2004, offset by a slight decline in revenue from our California stations. Operating expenses (excluding depreciation, impairment of broadcast license and non-cash employee compensation) increased 13 percent to $7.4 million from $6.6 million for the same quarter last year. This growth in operating expenses can be primarily attributed to the additional expenses associated with our production of new television programming and incremental expenses related to our new television station in the Dallas-Fort Worth market, which began operations in January 2004, and higher music license fees. Operating income decreased 129 percent to a $1.4 million loss from $4.7 million in operating income for the same quarter last year largely due to a $5.2 million non-cash impairment charge to one of our broadcast licenses. Adjusted EBITDA decreased 14 percent to $4.8 million from $5.5 million for the same quarter last year.

For the nine months ended September 30, 2005, net revenues increased seven percent to $72.8 million from $68.4 million for the same period last year. This increase was primarily attributable to increased advertising across all of our radio markets, as well as our Dallas television station. For the nine months ended September 30, 2005, operating expenses (excluding depreciation, impairment of broadcast license and non-cash employee compensation) increased 10 percent to $37.6 million versus $34.3 million for the nine months ended September 30, 2004. This increase in operating expenses can be primarily attributed to the incremental costs associated with producing additional in-house television programming, increased promotional expenses and additional sales salaries and commissions associated with the growth in our revenue base. In addition, our operating expenses for the current period were increased by $285,000 as a result of expenses associated with our parent’s initial public offering. For the nine months ended September 30, 2005, Adjusted EBITDA increased three percent to $35.1 million from $34 million for the same nine month period last year. The Company recognized net income of $8.7 million for the nine months ended September 30, 2005, compared to $11.9 million for the same period of 2004, representing a 27 percent decrease.

Radio division net revenues increased 14 percent to $37.5 million from $32.8 million for the nine months ended September 30, 2005, due to growth across all of our markets. Operating expenses (excluding depreciation and non-cash employee compensation) increased two percent to $15.9 million from $15.7 million for the same period last year. Operating income increased 58 percent to $20.6 million from $13 million for the same period last year, primarily due to the increase in revenues and a decrease in non-cash compensation. Adjusted EBITDA increased 25 percent to $21.5 million from $17.1 million for the nine months ended September 30, 2005.

Television division net revenues decreased one percent to $35.3 million for the nine months ended September 30, 2005, from $35.6 million for the same nine month period last year. Operating expenses (excluding depreciation, impairment of broadcast license and non-cash employee compensation) increased 16 percent to $21.7 million from $18.7 million for the same period last year. This growth in operating expenses can be primarily attributed to the additional expenses associated with our production of new television programming, and incremental expenses related to our new television station in the Dallas-Fort Worth market which began operations in January 2004, and higher music license fees. Operating income decreased 61 percent to $5.7 million from $14.6 million for the same period last year, largely due to a $5.2 million non-cash impairment charge to one of our broadcast licenses. Adjusted EBITDA for the nine months ended September 30, 2005, decreased 19 percent to $13.6 million from $16.9 million for the same nine month period last year.

Turning to our balance sheet, at September 30, 2005, we had approximately $1.9 million in cash and short-term marketable securities and total debt of $276.1 million. Our total debt balance included $123.6 million of borrowings under our senior credit facility. Based upon our trailing 12 month Adjusted EBITDA of $44.0 million as of September 30, 2005, our total debt to EBITDA ratio was 6.3 times, versus 6.4 times at the end of the third quarter of 2004. We can borrow approximately $26.4 million under our senior credit facility without having to meet any restrictions under the indentures governing our senior subordinated notes and our senior discount notes. As of the end of the quarter, we are in compliance with all financial and non-financial covenants governing our debt agreements.

Our cash capital expenditures for the three months ended September 30, 2005, were approximately $2.3 million, which related to the relocation of our Dallas television station to a new transmitter site in Cedar Hill, and the addition of studio and transmission equipment for our Los Angeles and Texas stations.

This concludes our formal remarks. I will now turn the call over to the operator to moderate a question and answer session. Thank you.

Operator:	Thank you very much and ladies and gentlemen, if you’d like to ask a question, the question and answer session will be conducted electronically. If you’d like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone. Keep in mind if you are on a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, that is star one to ask a question. And we’ll pause for just a moment to give everyone a chance to signal.

And our first question will come from Conrad Chen with TCW.

Conrad Chen:	Hi, good morning or actually, good afternoon. Just had a few questions and I’m not sure if I remember this or not, but do you guys have any political revenue?

Lenard Liberman:	No. It’s nothing to speak of.

Conrad Chen:	No – so, you’re not comping against anything from last year?

Lenard Liberman:	Correct. Yes.

Conrad Chen:	Can you give us an update on the status of your CFO search?

Lenard Liberman:	Yes. Korn Ferry is still hard at work. We have come close to hiring a candidate, but ended up not offering the job and we’re still looking.

Conrad Chen:	OK. Now, your radio division showed strong numbers. I was just wondering why expenses seemed to have declined. Is that because – you mentioned that it is due to promotional expenses that you had, I guess I would guess that if revenues were going up, you’d have higher sales commission costs or whatnot.

Lenard Liberman:	Well, we also, since our stations have improved their market positions, some of our sales commission rates may have dropped, as well, I believe. So, we’ve, overall, probably dropped our commission expense in radio. But it’s just a function of relying more on our own internal television stations to promote our stations, doing much less external promotion and it seems to be working. And in markets like Los Angeles and Houston, that could be a big number if you’re doing outdoor or material outside promotion.

Conrad Chen: Right. OK. Now, you mentioned – there’s a section where you talk about upcoming cash requirements for the next several years and you have $23.1 million of debt obligations within – that are due less than one year. Is that with regards to your credit facility?

Lenard Liberman:	That’s all interest, whether it’s the bond or the senior credit facility, that would be all interest.

Conrad Chen:	Oh, OK. That’s interest. So it doesn’t include principal?

Lenard Liberman:	No, there’s no principal payments. This is all revolver.

Conrad Chen:	Got it. OK. Is there any impact from the SMRT acquisition in these numbers? Think you can strip that out?

Lenard Liberman:	We don’t strip it out and I don’t think it’s material, either case.

Conrad Chen:	OK. And the last question I had, the reason for the license impairment?

Lenard Liberman:	Well, that’s something which we gave to an outside company to appraise. I think their analysis is that Texas is over TV’d, as a market, so they don’t have a lot of confidence in Houston as a television market, I guess. It’s nothing about our station because our station’s actually performing quite well, but some of the data they were quoting was there are as many TV stations in Houston as in Los Angeles. It’s really pretty arbitrary, in my opinion. It’s not how a station would be valued in the open market.

Conrad Chen:	OK. So, it’s not a reflection of the operation – the underlying operations being weak or anything like that?

Lenard Liberman:	In fact, I think our station there is doing very well.

Conrad Chen:	OK. I appreciate it. Thanks.

Lenard Liberman:	Thank you.

Operator:	And once again as a final reminder, that is star one to ask a question. We’ll take our next question from Robert Berzins with Post Advisory.

Robert Berzins:	My apologies. I joined the conference call late. I’m not sure if you had the chance to comment on ratings, at all, during the call. If you could, just summarize your ratings progress, that would be great.

Lenard Liberman:	Ratings, in terms of our television, radio? Which one?

Robert Berzins:	Both. Both, to the extent that you have them.

Lenard Liberman:	Well, I spoke about the fact that our station – our flagship station, LA – Que Buena is up nine percent in the 18 to 49 demographics and it’s the number one Hispanic station 18-34. Our station – our main station in Houston – our main format in Houston, “La Raza”, is number two in the market for the first time among Spanish stations and is doing quite well. In terms of television, we’ve had some of our best ratings ever. We were up 31 percent in the sort of early frames and early prime time period, when comparing February to July in 18-34 and in that daypart, we’re number two ranked. So, overall, the rating story is very positive.

Robert Berzins:	OK. Thank you.

Lenard Liberman:	No problem.

Operator:	And it appears there are no further questions. That concludes today’s question and answer session and also, today’s conference. We thank you for joining us today and have a wonderful day.

Lenard Liberman:	Thank you, Operator.

END